UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 240.14a-12

BRIDGELINE DIGITAL, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

100 Sylvan Road, Suite G700

Woburn, Massachusetts 01801

(781) 376-5555

August 7, 2026

Dear Stockholder:

I am pleased to invite you to attend the 2026 Annual Meeting of Stockholders (the “Meeting”) of Bridgeline Digital, Inc. (the “Company”) to be held on September 17, 2026. The Meeting will begin promptly at 9:30 A.M. Eastern Time at the Company’s New York office located at 229 7th Street – Suite 303, Garden City, New York 11530.

As part of our efforts to conserve environmental resources and prevent unnecessary corporate expense, we are once again using the Securities and Exchange Commission’s “Notice and Access” rules to provide proxy materials to you electronically via the Internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about August 7, 2026, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and other proxy materials, as well as instructions for submitting your vote electronically via the Internet, by mail or by telephone. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

This proxy statement tells you about the agenda and procedures for the Meeting. It also describes how the Board of Directors operates and provides information about those directors who are nominated for re-election at the Meeting. We have also made a copy of our Annual Report on Form 10-K for the year ended September 30, 2025 (“Annual Report”) available with this proxy statement. We encourage you to read our Annual Report, as it includes our audited financial statements and provides information about our business.

I look forward to sharing more information with you about Bridgeline at the Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the Meeting.

Sincerely,

/s/ Roger Kahn

Roger Kahn

President and Chief Executive Officer

100 Sylvan Road, Suite G700

Woburn, Massachusetts 01801

(781) 376-5555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:30 A.M. Eastern Time on September 17, 2026

To the Stockholders of Bridgeline Digital, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Bridgeline Digital, Inc., (the “Company”) will be held on September 17, 2026 at 9:30 A.M. Eastern Time at the Company’s New York office located at 229 7th Street – Suite 303, Garden City, New York 11530, to consider and vote on the following matters described under the corresponding numbers in the attached proxy statement:

1.	To elect one (1) director nominee to serve on our Board of Directors for a term of three years;

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers;

3.	To ratify the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2026; and

4.	To vote upon such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting.

We have elected to provide access to our proxy materials primarily over the internet, pursuant to the Securities and Exchange Commission’s “Notice and Access” rules. We believe this process expedites stockholders’ receipt of proxy materials, while lowering the costs of our Annual Meeting and conserving natural resources. Beginning on or about August 7, 2026, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each of our stockholders entitled to notice of, and to vote at, the Annual Meeting, which contains instructions for accessing the attached proxy statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (“Annual Report”), and voting instructions. The Notice also includes instructions on how you can receive a paper copy of your proxy materials. This proxy statement and the Annual Report are both available online at: www.bridgeline.com/investor-relations.

The Board of Directors has fixed the close of business on July 24, 2026 as the record date for the determination of stockholders entitled to vote at the Meeting, and only holders of shares of our common stock of record at the close of business on that day will be entitled to vote.

A complete list of stockholders entitled to vote at the Meeting shall be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours for the ten (10) days prior to the date of the Meeting at the principal executive offices of the Company.

Whether or not you expect to be present at the Meeting, we urge you to vote your shares as promptly as possible over the Internet, by mail or by telephone so that your shares may be represented and voted at the Annual Meeting. The proxy is revocable and will not affect your vote in person in the event you attend the Meeting.

Stockholders requesting physical copies of the proxy materials and the Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2025 should follow the instructions provided in the Notice. In addition, requests for physical copies may be addressed to Shareholder Relations, Bridgeline Digital, Inc., 229 7th Street – Suite 306, Garden City, New York 11530. These materials will be furnished without charge to any stockholder requesting it.

Important Notice Regarding the Availability of Proxy Materials for the Bridgeline Digital, Inc. 2026 Annual Meeting of Stockholders to be held on September 17, 2026. This notice of Annual Meeting, the proxy statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 are available at: www.bridgeline.com/investor-relations.

100 Sylvan Road, Suite G700

Woburn, Massachusetts 01801

(781) 376-5555

Proxy Statement

Annual Meeting of Stockholders

September 17, 2026

The enclosed proxy is solicited by the management of Bridgeline Digital, Inc. (the “Company”) in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Meeting” or the “Annual Meeting”) to be held on September 17, 2026 at 9:30 A.M. Eastern Time at the Company’s New York office located at 229 7th Street – Suite 303, Garden City, New York 11530, and any adjournment thereof. The Board of Directors of the Company (the “Board”) has set the close of business on July 24, 2026 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of, and to vote, at the Meeting.

We have elected to provide access to this year’s proxy materials primarily electronically, via the Internet, under the Securities and Exchange Commission’s “Notice and Access” rules. On or about August 7, 2026, we began mailing Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders as of the Record Date. The Notice contains instructions for accessing this proxy statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (“Annual Report”) and instructions for submitting your vote. The Notice also includes instructions on how you may obtain physical copies of the proxy materials for the Meeting.

This proxy statement, the Notice and the Annual Report may also be accessed free of charge online as of August 7, 2026 at: www.bridgeline.com/investor-relations.

The Company’s principal executive offices are located at 100 Sylvan Road, Suite G700, Woburn, Massachusetts 01801, and its telephone number at that location is (781) 376-5555.

Eligible stockholders executing and returning their proxy over the internet, by mail or by telephone have the power to revoke their vote at any time before it is exercised by filing a later-dated proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person.

The proxy will be voted in accordance with your directions:

1.	To elect one (1) director nominee to serve on our Board of Directors for a term of three years;

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers;

3.	To ratify the appointment of PKF O’Connor Davies, LLP (“PKF”) as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2026; and

4.	To vote upon such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting.

The entire cost of soliciting proxies will be borne by the Company. The costs of solicitation will include the costs of supplying necessary additional copies of the solicitation materials and our Annual Report to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such record holders for completing the mailing of such materials and Annual Reports to such beneficial owners. Solicitation of proxies may also include solicitation by telephone, fax, electronic mail, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company may engage a professional proxy solicitation firm to assist in the proxy solicitation and, if so, will pay such solicitation firm customary fees plus expenses.

Stockholders of record of the Company’s Common Stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Meeting.

As of the Record Date, there were 12,599,879 shares of Common Stock issued and outstanding, all of which are entitled to vote. Each share of Common Stock outstanding at the close of business on the Record Date is entitled to one vote on each matter that is voted at the Meeting.  No holders of any capital stock of the Company are entitled to cumulative voting rights.

Stockholders may vote by proxy over the Internet, over the telephone, or by mail. The procedures for voting by proxy are as follows:

●	To vote by proxy over the Internet, go to www.voteproxy.com to complete an electronic proxy card;

●	To vote by proxy over the telephone, dial the toll-free phone number (1-800-776-9437) listed on your proxy card and following the recorded instructions; or

●	To vote by proxy by mail you must complete, sign and date your proxy card and return it promptly in the envelope provided.

Stockholders of record as of the Record Date may also vote in person at the Meeting.

The representation in person or by proxy of 35% of the stock issued and outstanding and entitled to vote thereat is necessary to establish a quorum for the transaction of all business to come before the Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of establishing a quorum.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter but will not be counted as a vote in favor of such matter.

A broker non-vote occurs when a broker holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. If a stockholder holds shares beneficially in street name and does not provide its broker with voting instructions, the shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals. Brokers may vote in favor of a proposal in accordance with applicable stock exchange rules that govern how brokers may cast such votes on proposals they determine to be routine matters.

The vote required for each proposal and the treatment and effect of abstentions and broker non-votes with respect to each proposal is as follows:

●

Proposal 1: Election of Directors. Under Section 216(3) of the Delaware General Corporation Law (the “DGCL”) and our Amended and Restated Bylaws, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. This means that the nominee who receives the highest number of “for” votes will be elected. “Withhold” votes are not considered votes cast for purposes of the plurality standard and will have no effect on the outcome of the election. The election of directors is considered a “non-routine” matter. Brokers who have not received voting instructions from beneficial owners may not vote on this proposal. Broker non-votes are not considered votes cast and will have no effect on the outcome of the election.

●

Proposal 2: Say-on-Pay Advisory Vote. Under Section 216(2) of the DGCL and our Amended and Restated Bylaws, the approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the matter. Abstentions are counted as shares present and entitled to vote on the matter. Because the vote standard is based on a majority of shares present and entitled to vote, an abstention has the same practical effect as a vote “against” this proposal. The advisory vote on executive compensation is considered a “non-routine” matter. Brokers who have not received voting instructions from beneficial owners may not vote on this proposal. Broker non-votes are not counted as shares present and entitled to vote on the matter and will have no effect on the outcome of this vote.

●

Proposal 3: Ratification of PKF as the Company’s Independent Registered Public Accounting Firm. Under Section 216(2) of the DGCL and our Amended and Restated Bylaws, the ratification of PKF requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the matter. Abstentions are counted as shares present and entitled to vote on the matter. Because the vote standard is based on a majority of shares present and entitled to vote, an abstention has the same practical effect as a vote “against” this proposal. The ratification of the Company's independent registered public accounting firm is considered a “routine” matter. Brokers who have not received voting instructions from beneficial owners may exercise discretionary authority to vote on this proposal. Accordingly, there will be no broker non-votes on this proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of five (5) directors and is divided into three (3) classes. Directors in each class are generally elected to serve for three-year terms that expire in successive years. Each class of directors and the expiration of their respective terms are as follows:

Director Class	Class Members	Expiration of Class Term

Class III	Brandon Ross	2026 Annual Meeting

Class I	Joni Kahn	2027 Annual Meeting
Class I	Roger “Ari” Kahn	2027 Annual Meeting

Class II	Kenneth Galaznik	2028 Annual Meeting
Class II	Michael Ketslakh	2028 Annual Meeting

The Board of Directors’ current Class III director, whose term is currently set to expire at the Meeting, has been nominated for election at the Meeting: Brandon Ross.

If elected, Mr. Ross will hold office for a three-year term expiring at our 2029 annual meeting of stockholders.

Mr. Ross has advised management that, if elected, they are able to serve on the Board for the duration of their respective terms. Management has no reason to believe that the nominee will be unable to serve. In the event the nominees become unavailable to serve as a directors, the proxies may be voted for the election of such persons who may be designated by the Board.

Vote Required

Under Section 216(3) of the Delaware General Corporation Law (the “DGCL”) and our Amended and Restated Bylaws, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. This means that the nominee who receives the highest number of “for” votes will be elected. “Withhold” votes are not considered votes cast for purposes of the plurality standard and will have no effect on the outcome of the election. The election of directors is considered a “non-routine” matter. Brokers who have not received voting instructions from beneficial owners may not vote on this proposal. Broker non-votes are not considered votes cast and will have no effect on the outcome of the election. Unless otherwise instructed or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the election of Mr. Ross to serve as a Class III director.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote “FOR” the election of Brandon Ross to serve as a Class III director for a three-year term until the Company’s annual meeting of stockholders to be held in 2029.

Our Board of Directors

The following table lists the names, ages and positions of the individuals who serve as directors of the Company, as of July 24, 2026:

Name	Age	Position with the Company	Director Since
Joni Kahn *	71	Chairperson of the Board, Chair of the Compensation Committee and Member of the Audit and Nominating and Corporate Governance Committees	2012

Kenneth Galaznik *	74	Director, Chair of the Audit Committee and Member of the Compensation Committee	2006

Michael Ketslakh *	57	Director, Chair of Nominating and Corporate Governance Committee and Member of the Audit and Compensation Committees	2025

Brandon Ross	57	Director	2025

Roger Kahn	57	Director, President and Chief Executive Officer	2017

*Independent director as defined under the applicable rules of Nasdaq.

Joni Kahn has been a member of our Board of Directors since April 2012. In May 2015, Ms. Kahn was appointed Chairperson of the Board of Directors. She also serves as the Chair of the Compensation Committee and is a member of the Audit and Nominating and Governance Committees. Ms. Kahn has over thirty years of operating experience with high growth software and services companies with specific expertise in the SaaS (Software as a Service), ERP (Enterprise Resource Planning) Applications, Business Intelligence and Analytics and Cybersecurity segments. From 2013 to 2015, Ms. Kahn was the Senior Vice President of Global Services for Big Machines, Inc., which was acquired by Oracle in October 2013. From 2007 to 2012, Ms. Kahn was Vice President of Services for HP’s Enterprise Security Software group. From 2005 to 2007, Ms. Kahn was the Executive Vice President at BearingPoint where she managed a team of over 3,000 professionals and was responsible for North American delivery of enterprise applications, systems integration and managed services solutions. Ms. Kahn also oversaw global development centers in India, China and the U.S. From 2002 to 2005, Ms. Kahn was the Senior Group Vice President for worldwide professional services for Business Objects, a business intelligence and analytics software maker based in San Jose, CA, where she led the applications and services division that supported that company's transformation from a products company to an enterprise solutions company. Business Objects was acquired by SAP in 2007. From 2000 to 2007, Ms. Kahn was a Member of the Board of Directors for MapInfo, a global location intelligence solutions company. She was a member of MapInfo’s Audit Committee and the Compensation Committee. MapInfo was acquired by Pitney Bowes in 2007. From 1993 to 2000, Ms. Kahn was an Executive Vice President and Partner of KPMG Consulting, where she helped grow the firm’s consulting business from $700 million to $2.5 billion. Ms. Kahn received her B.B.A in Accounting from the University of Wisconsin – Madison. Ms. Kahn brings extensive leadership experience to our Board and our Audit Committee as an experienced senior executive. Ms. Kahn has over thirty years of executive level managerial, operational, and strategic planning experience leading world-class sales, service and support technology organizations. Her service on prior boards also provides financial and governance experience.

The Board of Directors has determined that Ms. Kahn’s vast experience in the technology industry and finance, as well as her executive leadership, makes her qualified to continue as the Chairperson and member of our Board of Directors. In addition, Ms. Kahn also brings extensive leadership experience to our Board and our Audit Committee as an experienced senior executive.

Kenneth Galaznik has been a member of our Board of Directors since 2006. Mr. Galaznik is the Chairman of the Company’s Audit Committee and serves as a member of the Compensation Committee. From 2005 to 2016, Mr. Galaznik was the Senior Vice President, Chief Financial Officer and Treasurer of American Science and Engineering, Inc., a publicly held supplier of X-ray inspection and screening systems with a public market cap of over $200 million. Mr. Galaznik retired from his position at American Science and Engineering on March 31, 2016. From August 2002 to February 2005, Mr. Galaznik was Vice President of Finance of American Science and Engineering, Inc. From November 2001 to August 2002, Mr. Galaznik was self-employed as a consultant. From March 1999 to September 2001, he served as Vice President of Finance at Spectro Analytical Instruments, Inc. and has more than 35 years of experience in accounting and finance positions. Mr. Galaznik holds a B.B.A. degree in accounting from The University of Houston. Mr. Galaznik brings extensive experience to our Board and our Audit Committee as an experienced senior executive, a financial expert, and as a chief financial officer of a publicly-held company.

The Board of Directors has determined that Mr. Galaznik’s deep experience in finance and his executive leadership make him qualified to continue as a member of our Board of Directors.

Michael Ketslakh has been a member of our Board of Directors since 2025. Mr. Ketslakh is the founder and President of National Diagnostic Services (“NDS”), an independent diagnostic testing company operating in 33 states. Since its founding in 1998, NDS has provided management and operational support for primary care and specialty clinics in cardiology, physical medicine & rehabilitation, and neurology. In 2003, Mr. Ketslakh and his team launched a Mobile Diagnostic Division, becoming the first company of its kind to receive ICAVL and ICAEL accreditations from their respective national boards. In 2007, NDS expanded its services to include onsite programs for municipalities and self-insured corporations. Since 2015, Mr. Ketslakh has also served as the President of NDS Wellness LLC, which delivers healthcare and wellness services directly to workplaces through mobile wellness clinics, onsite wellness clinics, and cardiac and cancer screening programs. Mr. Ketslakh holds a Bachelor of Applied Science (B.A.Sc.) from Kalamazoo College and pursued Epidemiology studies at the University of Michigan School of Public Health. Mr. Ketslakh brings extensive experience to our Board and committees as an experienced senior executive including in the healthcare sector, in which we have a growing customer base. He also has experience in subscription businesses and the related challenges of growth and customer acquisition costs.

Our Board of Directors has determined that Mr. Ketslakh’s strategic business acumen and executive leadership make him qualified to continue as a member of our Board of Directors.

Brandon Ross has been a member of our Board of Directors since 2025. Mr. Ross is a seasoned investment banker with over 30 years of experience in financial services. He currently serves as Head of Placements and Senior Managing Director at WestPark Capital. Previously, he was Head of Placements at Joseph Gunnar & Co. and Head of Capital Markets at Dawson James Securities. Earlier in his career, Mr. Ross originated the Institutional PIPE Group at Maxim Group and served as SVP at Ladenburg Thalmann & Co. Throughout his career, he has led and / or executed over 200 public and private offerings, raising more than $3 billion, primarily for small and micro-cap companies. Mr. Ross holds a B.S. in Electrical Engineering Technology from Northeastern University and an MBA in Finance from New York University's Stern School of Business.

Our Board of Directors has determined that Mr. Ross' extensive capital markets experience makes him qualified to continue as a member of our Board of Director.

Roger Kahn has been a member of our Board of Directors since December 2017. Mr. Kahn joined the Company as the Chief Operating Officer in August 2015 and has been our President and Chief Executive Officer since May 2016. Prior to joining Bridgeline Digital, Mr. Kahn co-founded FatWire, a leading content management and digital engagement company. As the General Manager and Chief Technology Officer of FatWire, Mr. Kahn built the company into a global corporation with offices in thirteen countries. FatWire was acquired by Oracle in 2011. Mr. Kahn received his Ph.D. in Computer Science and Artificial Intelligence from the University of Chicago.

Our Board of Directors has determined that Mr. Kahn’s vast experience as a successful entrepreneur in the technology space, as well as his technical and leadership acumen, make him qualified to continue as a member of our Board of Directors.

Our Executive Officers

Following are the name, age and other information for our executive officers, as of July 24, 2026. All Company officers have been appointed to serve until their successors are elected and qualified or until their earlier resignation or removal. Information regarding Roger Kahn, our President and Chief Executive Officer, is set forth above.

Name	Age	Position with the Company

Roger Kahn	57	Director, President and Chief Executive Officer

Thomas R. Windhausen	47	Chief Financial Officer, Treasurer, and Secretary

Thomas Windhausen has served as the Company’s Chief Financial Officer and Treasurer since November 2021, and the Secretary since February 2023. Prior to that he served as the Company’s VP of Finance since October 2021. Mr. Windhausen came to Bridgeline with more than 20 years of experience in both public accounting and industry. Prior to joining the Company, Mr. Windhausen served as a VP of Finance with Comtech Telecommunications Corp. from July 2019 to September 2021, and from June 2011 to June 2019, Mr. Windhausen held various accounting and finance roles with Dealertrack Technologies, Inc., and its successor Cox Automotive Inc. Mr. Windhausen started his career at PricewaterhouseCoopers, where he spent more than 10 years. He received his Bachelor’s of Science degree in Accounting from Le Moyne College in Syracuse, N.Y. and he is a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants.

There are no family relationships between any of the directors and the Company’s executive officers, including between Ms. Joni Kahn and Mr. Roger Kahn, the Company’s President and Chief Executive Officer.

Certain Relationships and Related Transactions

Item 404(d) of Regulation S-K requires the Company to disclose any transaction or proposed transaction which occurred since the beginning of the two most recently completed fiscal years in which the amount involved exceeds the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of the last two completed fiscal years in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company's Common Stock, or an immediate family member of any of those persons.

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms of any related-party transactions. Therefore, any material financial transaction between the Company and any related person would need to be approved by our Audit Committee prior to the Company entering into such transaction.

Michael Ketslakh

In March 2025, Mr. Ketslakh participated in the Company’s private placement and purchased 394,736 shares of Common Stock at a purchase price of $1.52 per share, for an aggregate purchase price of approximately $600,000.

Brandon Ross

Mr. Ross currently serves as Head of Placements and Senior Managing Director at WestPark Capital, Inc. In March 2025, of the 70,000 Placement Agent Warrants issued to WestPark Capital, Inc. or its designees, warrants to purchase 28,000 shares of Common Stock were designated to Mr. Ross. The warrants are exercisable immediately, expire on March 24, 2030 and have an exercise price of $1.875 per share. The aggregate grant date fair value of the 28,000 warrants designated to Mr. Ross was approximately $20,000, based on the Black-Scholes pricing model.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership, as of August 1, 2026 (except as otherwise indicated in the footnotes below), of each person whom the Company knew to be the beneficial owner of more than 5% of its common stock. To the knowledge of the Company, each of the shareholders named below has sole or shared power to vote or direct the vote of such shares of common stock or the sole or shared investment power with respect to such shares of common stock, unless otherwise indicated. The information provided in the table is based on the Company’s records, information filed with the SEC and information provided to the Company.

	Common Stock
Name of Beneficial Owner	Number of Shares		Percent of Class (1)
Roger Kahn	2,747,411	(2)	20.2%

Bard Associates, Inc.	1,091,086	(3)	8.7%

Per A. Jacobsen	1,000,000	(4)	7.9%

(1) As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have beneficial ownership of any security that such person has the right to acquire within 60 days after such date. Percentage ownership is based upon 12,599,879 of common stock outstanding as of August 1, 2026.

(2) Mr. Kahn reported sole voting and dispositive power over 2,746,867 shares and shared voting and dispositive power over 544 shares.

(3) This information is based solely on Schedule 13G/A, filed with the SEC on February 13, 2026. Bard Associates, Inc. reported shared voting and dispositive power over the 1,091,086 shares.  The address for Bard Associates, Inc. is 233 South Wacker Drive, Suite 4400, Chicago, IL 60606.

(4) This information is based solely on Schedule 13G/A, filed with the SEC on December 23, 2024. Mr. Jacobsen reported sole voting and dispositive power over the 1,000,000 shares. The address for Mr. Jacobsen is P.O. Box 444, Ashton, MD 20861-0444.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock issuable upon conversion of outstanding shares of preferred stock and/or upon exercise of options and warrants currently exercisable or exercisable within 60 days after August 1, 2026 (the “Table Date”) are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each individual named below is our address: 100 Sylvan Road, Suite G700, Woburn, Massachusetts 01801.

The following tables set forth, as of the Table Date, the beneficial ownership of each of our outstanding voting securities, consisting of our Common Stock by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of the outstanding securities, (ii) each of our directors and named executive officers, and (iii) all of our executive officers and directors as a group. At the close of business on the Table Date, there were 12,599,879 shares of our Common Stock issued and outstanding.

Except as indicated in the footnotes to the tables below, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.   This information is based upon information received from or on behalf of the individuals named herein.

Name and Address	Number of Shares Owned		Percent of Shares Outstanding

Roger Kahn - President, Chief Executive Officer, and Director	2,747,411	(1)	20.2%

Michael Ketslakh - Director	516,342	(2)	4.1%

Kenneth Galaznik - Director	180,756	(3)	1.4%

Joni Kahn - Director	173,560	(4)	1.4%

Brandon Ross - Director	106,265	(5)	0.8%

Thomas R. Windhausen - Chief Financial Officer, Secretary and Treasurer	126,664	(6)	1.0%

All current executive officers and directors as a group	3,850,998	(7)	27.5%

(1)

Includes 973,131 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of August 1, 2026). Includes 375,090 shares of unvested restricted stock. Includes 545 shares of Common Stock owned by Mr. Kahn’s spouse.

(2)	Includes 11,250 shares of unvested restricted stock.

(3)	Includes 137,524 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of August 1, 2026). Includes 11,250 shares of unvested restricted stock.

(4)	Includes 137,524 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of August 1, 2026). Includes 7,624 shares of unvested restricted stock.

(5)	Includes 28,000 shares issuable upon the exercise of warrants. Includes 7,459 shares of unvested restricted stock.

(6)	Includes 126,664 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of August 1, 2026).

(7)

Includes 1,374,843 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of August 1, 2026), and 28,000 other issuable shares including warrants.

EXECUTIVE COMPENSATION

This section describes our executive compensation philosophy, policies, practices, and objectives in the context of our compensation decisions for our NEOs for 2025.

Overview

Bridgeline Digital is an AI-powered marketing technology company that offers a suite of products that help companies grow online revenue by driving more visitors to their websites, converting more visitors to purchasers, and increasing average order value per purchaser.

Total revenue for the fiscal year ended September 30, 2025 was $15.4 million compared to $15.4 million for the fiscal year ended September 30, 2024. Net loss for fiscal 2025 of $(2.5) million compared with a net loss of $(2.0) million for fiscal 2024.

Developments

In July 2026, Bridgeline Digital, Inc. announced that its HawkSearch platform was ranked #1 in the B2B Search use case in the Critical Capabilities for Search and Product Discovery 2026 report published by Gartner, Inc. on June 23, 2026. This is the second consecutive year that HawkSearch received the highest ranking in the B2B Search use case in this report.  Gartner does not endorse any vendor, product, or service depicted in its publication.

Bridgeline launched multiple new Artificial Intelligence (“AI”) product enhancements this year, including Agentic AI, Generative AI (“GenAI”), Retrieval Augmented Generation (“RAG”), Large Language Models (“LLMs”) and Small Language Models.

Bridgeline’s tailored approach to AI (versus a general non-configurable approach) allows the Company's customers to adjust the look and tuning of their website, and the assistance of AI Agents helps to reduce overhead costs by automating backend work and grow online revenue.

Bridgeline also allows its customers to select their own AI foundation models, do fine tuning, and even use different models for different parts of their eCommerce site.

Bridgeline has the following nine (9) AI-powered products in its Hawk AI suite:

●	Smart Search – AI search using Large Language Models and Retrieval Augment Generation (“RAG”).
-	Concept Search – Empower shoppers to find products by describing their goals in any language.
-	Image Search – Empower shoppers to find products by describing what a product looks like.
-	Visual Search – Empower shoppers to find products using images from a camera.

●	Smart Response – Generative AI to create an interactive shopping experience.
-	Smart Answer – Provide answers to questions asked by shoppers.
-	Smart Summary – Provide a concise summary of complex product information to shoppers.
-	Smart Facets – AI powered hierarchical categorization of products based on shopper search queries.

●	Smart Agents – Agentic AI
-	Merchandising Assistant – Collaborative AI to help Bridgeline’s customers grow online revenue with AI Agents.
-	Search Assistant – AI agent to help shoppers automate purchases from HawkSearch powered websites.
-	Analytics Assistant – AI agents to generate reports for merchandisers to tune their HawkSearch implementation.

Compensation Philosophy

The Compensation Committee has established a compensation program rooted in a pay-for-performance philosophy and guided by the following general principles and objectives:

●	Paying for performance: a notable portion of executive compensation is in the form of variable elements that are based on individual and Company performance results that drive increases in stockholder value;

●	Providing competitive target total compensation opportunities: we aim to offer total compensation, inclusive of incentives, that enables Bridgeline to attract, motivate, and retain high-performing employees;

●	Aligning executives’ interests with stockholders’ interests: a notable portion of our CEO’s compensation is delivered in the form of stock-based incentives;

●	Encouraging long-term decision-making: our compensation program includes awards with multiyear, overlapping performance or restriction periods;

●	Avoiding problematic pay practices: we do not provide excessive perquisites, excessive change-of-control severance pay, or excise tax gross-ups, and we will not reprice stock options without stockholder approval; and

●	Reinforcing strong risk management: our compensation program is designed to avoid providing our employees with incentives to take excessive risks.

Other things we do:

●	Minimum Vesting Periods - Equity awards that are subject to achievement of performance goals or that vest based solely on continued service generally have three-year vesting periods (the latter generally at a rate not greater than one-third per year).

●	Stockholder Engagement - We actively engage with our stockholders on various topics, including our executive compensation program. We recognize the importance of our stockholders’ perspectives in the compensation-setting process and consider their feedback in the design of our compensation program.

●	Compensation Consultants - Our Compensation Committee has from time to time, including in 2024, retained an independent compensation consultant to advise it on our executive compensation program.

●	Double-Trigger Vesting of Equity Awards Upon a Change of Control - Outstanding awards that are substituted or assumed in a change of control generally vest if the NEO is terminated or resigns with good reason.

Other things we do not do:

●	Gross-ups on Excise Taxes - We do not provide tax gross-up benefits in connection with payments upon a change of control.

●	Reprice Stock Options - Our equity incentive plans prohibit us from repricing stock options or stock appreciation rights without stockholder approval.

●	Excessive Perquisites - We provide limited perquisites to our executive officers.

●	Hedging and Pledging - Our insider trading policy prohibits all employees and Directors from engaging in hedging or pledging transactions in our securities.

2025 Say-on-Pay Vote and Stockholder Engagement

At our 2025 Annual Meeting of Stockholders, our say-on-pay proposal received support from approximately 96% of the votes cast. The Board of Directors and the Compensation Committee value the opinions expressed by our stockholders through this advisory vote and consider the outcome of the vote as one factor in making executive compensation decisions.

In light of the strong stockholder support for our executive compensation program, the Compensation Committee determined that the Company's existing compensation philosophy, policies, and practices remain aligned with our stockholders’ interests and did not make material changes to our executive compensation program solely as a result of the 2025 say-on-pay vote. However, the Compensation Committee continues to actively monitor stockholder feedback and assess our compensation practices. Each year, we perform investor outreach in an effort to listen and better understand our stockholders' perspectives regarding our executive compensation program.

The Compensation Committee considered this stockholder feedback and the say-on-pay vote results in reviewing ongoing executive compensation and making compensation decisions for our named executive officers.

Among the feedback we received, we were informed that:

●	Our leadership team continues to have the confidence of our largest stockholders.

●	Our investors acknowledge the importance of retaining key talent.

●	Our investors dislike off-cycle awards, in particular when such awards are significant in size.

●	Our investors expect equity vesting to be at least one (1) year in duration.

●	Our investors recognize that executive ownership is important, and they support direct market purchases made by the CEO.

This feedback and other feedback has been considered, including by the compensation committee, and as a result:

●	The 2025 Stock Plan included certain enhancements resulting from prior feedback, including minimum one (1) year vesting on awards.

●	We are weighting any additional compensation increases more to the target bonus level (variable compensation) than in salary (fixed compensation).

●	We are continuing to base the CEO's variable compensation based upon the level of achievement of metrics (revenue, bookings and EBITDA), as well as a discretionary portion based upon achievement of certain strategic milestones, with a focus on leadership in the artificial intelligence space and other strategic milestones.

●	We are continuing to assess both short-term and long-term incentives.

             Further, our Compensation Committee has previously retained an independent compensation consultant to advise on our executive compensation program. This included assessment of levels of compensation as compared to peer groups on a percentile basis. Our peer group includes: AudioEye, Inc., Aware, Inc. Crexenso, Inc, CSP Inc., Intellicheck, Inc., Itellinetics, Inc., Inuvo, Inc., Marin Software Incorporated, OMNIQ Corp., Phunware, Inc., Remark Holdings, Inc., Research Solutions, Inc., SilverSun Technologies, Inc., Sonic Foundry, Inc. and Verb Technology Company, Inc.

Summary Compensation Table

The following Summary Compensation Table sets forth the total compensation paid or accrued for the fiscal years ended September 30, 2025 and September 30, 2024 for our principal executive officers who were serving as executive officers as of September 30, 2025. We refer to these officers as our named executive officers.

Name and Principal Position	Fiscal Year End	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation Earnings	All Other Compensation (2)	Total
Roger Kahn	2025	$419,896	$-	$278,211	$-	$214,463	$22,302	$934,871
CEO and Director	2024	$411,333	$-	$-	$67,280	$222,560	$22,304	$723,477

Thomas Windhausen	2025	$268,542	$-	$-	$49,550	$48,049	$22,302	$388,442
CFO, Secretary and Treasurer	2024	$262,083	$-	$-	$33,640	$19,094	$22,304	$337,121

(1)	These columns represent the grant date fair value of the awards as calculated in accordance with FASB ASC 718 (Stock Compensation).

(2)	The amounts include compensation under the following plans and programs:

	2025		2024
	Roger Kahn	Thomas Windhausen	Roger Kahn	Thomas Windhausen
Health insurance premiums	$21,873	$21,873	$21,875	$21,875
Life insurance premiums	429	429	429	429
Total	$22,302	$22,302	$22,304	$22,304

Pay vs Performance

This section is included to comply with the provisions of Item 402(v) of Regulation S-K. In the table and footnotes below, “PEO” refers to our principal executive officer, Roger Kahn.

Pay vs. Performance Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Year	Summary compensation table total for PEO	Compensation actually paid to PEO	Average summary compensation table total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs (1)	Value of initial fixed $100 investment based on Registrant TSR	Net income (loss) (in thousands)
2025 (2)	$934,871	$752,018	$388,442	$325,747	$115	$(2,518)
2024 (2)	$723,477	$715,989	$337,121	$330,979	$139	$(1,961)
2023 (2)	$850,993	$191,221	$335,227	$299,123	$63	$(9,435)

(1)

Reflects average compensation amounts for our non-PEO named executive officers for the respective years shown. Thomas Windhausen is the non-PEO named executive officer for the 2025, 2024, and 2023 years presented.

(2)	The following table summarizes the adjustments from summary table total compensation to compensation actually paid:

	PEO			Non-PEO NEOs
	2025	2024	2023	2025	2024	2023
Summary Compensation Table (SCT) Total	$934,871	$723,477	$850,993	$388,442	$337,121	$335,227
2022 Bonus paid in 2023	-	-	99,188	-	-	22,317
2023 Bonus paid in 2024	-	164,141	(164,141)	-	15,452	(15,452)
2024 Bonus paid in 2025	222,560	(222,560)	-	6,594	(6,594)	-
2025 Bonus paid in 2026	(214,463)	-	-	(27,049)	-	-
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the SCT	(278,211)	(67,280)	(265,044)	(49,550)	(33,640)	(26,504)
(Reduction) increase for fair value, as of the end of the year, of awards granted during the year, that remain unvested as of year-end	(14,987)	24,684	(109,582)	-	12,342	(7,851)
Increase for change in fair value from prior year-end to current year-end of awards granted prior to that year, that were outstanding and unvested as of year-end	13,100	68,432	(171,755)	480	3,220	(3,950)
(Reduction) increase for fair value as of the vesting dates for awards granted during the year, that vest during the year	(1,147)	3,062	(6,779)	-	1,531	(714)
Increase for change in fair value from prior year-end to vesting date of awards granted prior to that year, that vested during year	90,295	22,033	(41,659)	6,830	1,548	(3,950)
Deduction for fair value of awards granted prior to year that were forfeited during year	-	-	-	-	-	-
Compensation actually paid	$752,018	$715,989	$191,221	$325,747	$330,979	$299,123

Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of the grant date. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, risk free rates) as of the measurement date. The change in stock price was the primary driver for the adjustments in the table above.

The following table presents a comparison of our actual compensation paid to NEOs versus our total stockholder return, net losses and sales:

	12 months ending September 30, 2025	12 months ending September 30, 2024	Change
Total stockholder return (change in stock price)	$1.32	$1.15	15%
Net loss (in thousands)	$(2,518)	$(1,961)	(28)%
Actual compensation paid to NEOs	$1,077,765	$1,046,969	3%

 For the fiscal year ended September 30, 2025, net loss attributable to common shareholders was $(2,849).

Relationship Between Compensation Actually Paid and Company Performance

The following describes the relationship between the compensation actually paid to our named executive officers (“NEOs”) and the Company's performance for the periods shown in the Pay Versus Performance table above.

Total Stockholder Return

The Company's total stockholder return (“TSR”) increased 15% in fiscal 2025, compared to a 39% increase in fiscal 2024, while compensation actually paid to our NEOs increased 4% year-over-year. This increase was primarily attributable to the higher fair value of previously granted equity awards resulting from appreciation in the Company's stock price during fiscal 2025. Because a significant portion of NEO compensation is delivered in equity, the value our NEOs ultimately realize correlates with the value delivered to stockholders. The Compensation Committee believes this relationship reflects the alignment between our compensation program and the interests of our stockholders.

Net Income (Loss)

The Company's net loss increased to $(2.5) million in fiscal 2025 from $(2.0) million in fiscal 2024, while compensation actually paid to our NEOs increased over the same period. As noted above, this increase in compensation actually paid was driven principally by stock price appreciation. The Company does not use net income (loss) in its executive compensation program. Accordingly, the Compensation Committee does not view the year-over-year change in net loss, considered in isolation, as indicative of the relationship between compensation actually paid and Company performance.

The Compensation Committee believes the relationship between compensation actually paid to its NEOs and the Company’s TSR is consistent with its pay-for-performance philosophy.

Employment Agreements

Roger Kahn

On February 3, 2025, the Company entered into an Amended and Restated Employment Agreement between the Company and Roger “Ari” Kahn, its President and Chief Executive Officer, effective January 1, 2025 (the “Amended and Restated Employment Agreement”). The Amended and Restated Employment Agreement supersedes and replaces Mr. Kahn’s Employment Agreement with the Company, dated September 13, 2019, as amended.

The Amended and Restated Employment Agreement provides for a term of continued employment through September 30, 2026, with automatic one-year renewals at the end of each fiscal year unless earlier terminated.

The Amended and Restated Employment Agreement also provides for the following: (i) an increase in Mr. Kahn’s annual salary to $421,500 (payable in semi-monthly installments); (ii) the opportunity for Mr. Kahn to earn an incentive bonus with a targeted amount of $215,000, based on performance criteria determined by the Compensation Committee of the Board of Directors in its sole discretion; and (iii) the Company’s right, but not its obligation, to issue discretionary equity incentive awards to Mr. Kahn, subject to applicable award agreements, equity incentive plans, and other such applicable terms, restrictions, and provisions.

The Amended and Restated Employment Agreement also provides severance benefits to Mr. Kahn (or in the event of his subsequent death, to his surviving spouse, or if none, to his estate) in the event that his employment is terminated by the Company other than for Cause (as defined therein), or if he resigns from the Company for Good Reason (as defined therein). These severance benefits include, among other things:

●	Accrued but unpaid compensation.

●

Twelve (12) months of his base salary and his applicable bonus (or eighteen (18) months of his base salary and his applicable bonus if the termination occurs within the period beginning three (3) months before and ending eighteen (18) months after a Change in Control (as defined therein).

●	A pro-rated portion of his annual bonus for the year of termination.

●	Coverage of the Company’s portion of Mr. Kahn’s COBRA health insurance premiums for a period of twelve (12) months (or eighteen (18) months if the termination occurs within three (3) months before or eighteen (18) months after a Change in Control), subject to earlier termination in the event Mr. Kahn obtains new employment that provides health benefits.

●	Unvested equity awards fully vesting and becoming immediately exercisable upon termination.

●	The Amended and Restated Employment Agreement includes standard restrictive covenants and confidentiality obligations.

Thomas R. Windhausen

Effective November 30, 2021, Thomas R. Windhausen was appointed by the Company’s Board of Directors as Chief Financial Officer and Treasurer of the Company. The Company and Mr. Windhausen entered into an employment agreement (the “Employment Agreement”), initially effective from November 30, 2021 through September 30, 2022, unless extended by mutual agreement of the parties. The Employment Agreement has subsequently been renewed, most recently for the fiscal year ending September 30, 2025 (the “2025 Renewal Term”).

Under the Employment Agreement, as renewed for fiscal 2025, Mr. Windhausen is entitled to receive an updated annual base salary of $270,000. In addition, for fiscal 2025, Mr. Windhausen is eligible to earn an annual incentive bonus with a target opportunity of $52,500, based on performance criteria determined by the Compensation Committee.

The Employment Agreement further provides that Mr. Windhausen is eligible to participate in all other employee benefit plans and programs offered to senior executives of the Company. In the event that Mr. Windhausen’s employment is terminated by the Company without cause, he is entitled to receive severance benefits as set forth in the Employment Agreement.

Outstanding Equity Awards at Fiscal 2025 Year-End

The following table sets forth information concerning outstanding stock options for each named executive officer as of September 30, 2025.

Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Exercise Price ($/sh)	Option Expiration Date

Roger Kahn	8/19/2016	(1)	4,446	-	$205.00	8/19/2026
	11/20/2019	(1)	249,353	-	$1.40	11/20/2029
	4/14/2022	(2)	362,000	-	$1.85	4/14/2032
	6/30/2023	(2)	225,000	75,000	$1.18	6/30/2033
	2/7/2024	(3)	50,000	50,000	$0.81	2/7/2034
	Total		890,799	125,000

Thomas R. Windhausen	9/30/2021	(1)	30,000	-	$4.11	9/30/2031
	6/30/2023	(3)	22,500	7,500	$1.18	6/30/2033
	2/7/2024	(3)	25,000	25,000	$0.81	2/7/2034
	9/30/2025	(3)	-	50,000	$1.32	9/30/2025
	Total		77,500	82,500

The following table sets forth information concerning outstanding restricted stock awards for each named executive officer as of September 30, 2025.

Name	Grant Date		Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested (4)

Roger Kahn (5)	6/26/2025	(3)	78,879	$104,120
	9/30/2025	(3)	112,331	$148,277
	Total		191,210	$252,397

(1)	Shares vest in equal installments upon the anniversary date of the grant over three years.
(2)	Shares vest in equal installments on a monthly basis over three years.
(3)	Shares vest in equal installments on a quarterly basis over three years.
(4)	Market value is calculated by multiplying the number of unvested shares by the closing price of Common Stock on the Nasdaq Capital Market on September 30, 2025 ($1.32).
(5)	Mr. Kahn was granted 300,000 shares of restricted stock on January 30, 2026.

Equity Compensation Plans

We maintain a number of equity compensation plans for employees, officers, directors and other entities and individuals whose efforts contribute to our success. The table below sets forth certain information as of our fiscal year ended September 30, 2025, regarding the shares of our Common Stock available for grant or granted under our equity compensation plans.

	Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,988,677	$1.99	1,130,571

Equity compensation plans not approved by security holders (1)	861,533	2.77	-

Total	2,850,210	$0	1,130,571

(1)	At September 30, 2025, there were 861,533 total warrants outstanding.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company does not have a formal policy with respect to the timing of awards of stock options in relation to the disclosure of material nonpublic information (“MNPI”). It is not the Company’s practice to time the grant of stock options or other equity awards in coordination with the release of MNPI, nor does the Company time the release of MNPI for the purpose of affecting the value of executive compensation. During the fiscal year ended September 30, 2025, no stock options were granted to named executive officers within the period beginning four business days before and ending one business day after the filing of a periodic report on Form 10-K or 10-Q, or a Current Report on Form 8-K that disclosed material nonpublic information.

Director Compensation

The non-employee members of our Board of Directors are compensated as follows:

●	Compensation. Each outside director receives an annual retainer of $24,000.

●

Committee Chair Bonus. The Chair of the Board of Directors receives an additional annual fee of $10,000. The Chair of the Audit Committee receives an additional annual fee of $10,000. The Chairs of the Compensation Committee and Nominating and Corporate Governance Committee each receive an additional annual fee of $5,000.

●	Audit Committee. Members of the Audit Committee receive additional annual compensation of $3,000.

●	Fees are paid quarterly. Other directors who serve on our standing committees, other than the Audit Committee, do not receive additional compensation for their committee services.

Director Compensation Table

The following table provides information on the total compensation earned by each non-employee director of the Company for the fiscal year ended September 30, 2025:

	Fees Earned			Non-Equity
	or Paid in	Stock	Option	Incentive Plan	All Other
Director	Cash	Awards	Awards (1)	Compensation	Compensation	Total
Ken Galaznik	$33,000	$30,401	$-	$-	$-	$63,401
Joni Kahn	41,000	30,401	-	-	-	71,401
Michael Ketslakh	25,400	30,401	-	-	-	55,801
Brandon Ross	20,148	30,401	-	-	-	50,549
Total	$119,548	$121,604	$-	$-	$-	$241,152

(1) Detail of outstanding options are included below.

Mr. Galaznik holds 137,524 options, including 24 options with a strike price of $157.50 expiring in February 2027, 25,000 with a strike price of $5.92 expiring in August 2031, and 112,500 options, in the aggregate, with strike prices ranging from $0.90 to $1.85 expiring between November 2029 and February 2034.

Ms. Kahn holds 137,524 options, including 24 options with a strike price of $157.50 expiring in February 2027, 25,000 with a strike price of $5.92 expiring in August 2031, and 112,500 options, in the aggregate, with strike prices ranging from $0.90 to $1.85 expiring between November 2029 and February 2034.

The following table sets forth information concerning the cash compensation paid to our non-employee directors during the fiscal year ended September 30, 2025.

	Annual	Committee	Committee
Director	Retainer	Chairman	Member	Total
Ken Galaznik	$23,000	$10,000	$-	$33,000
Joni Kahn	23,000	15,000	3,000	41,000
Michael Ketslakh	20,400	3,125	1,875	25,400
Brandon Ross	20,148	-	-	20,148
Total	$86,548	$28,125	$4,875	$119,548

OTHER INFORMATION CONCERNING THE COMPANY AND THE BOARD OF DIRECTORS

Meetings of the Board of Directors

During the Company’s fiscal year ended September 30, 2025, the Board of Directors held six (6) meetings and acted twice by unanimous written consent. During fiscal 2025, each director attended each meeting. The Company encourages, but does not require, directors to attend the Annual Meeting of Stockholders.

Structure of the Board of Directors

The Board of Directors has determined that it is beneficial for the Company to separate the offices of Chief Executive Officer and Chairperson of the Board in order to allow the Chief Executive Officer to focus on the Company’s operations and execution of its business plan while the Chairperson of the Board would focus on the Company’s strategic plan. Ms. Joni Kahn, an independent director, was appointed as Chairperson of the Board in May 2015.

Director Independence

The Board of Directors has determined that each of Joni Kahn, Kenneth Galaznik, and Michael Ketslakh is an “independent director” as defined under Nasdaq Listing Rule 5605(a)(2) and the applicable rules of the SEC. In making these determinations, the Board considered all relevant facts and circumstances, including any transactions and relationships between each director (and his or her immediate family members) and the Company. The Board determined that Roger Kahn is not independent because he serves as the Company’s President and Chief Executive Officer, and that Brandon Ross is not independent because of his affiliation with WestPark Capital, Inc., which served as placement agent in the Company’s March 2025 private placement and to whose designees, including Mr. Ross, placement agent warrants were issued. Independent directors constitute a majority of the Board.

The Board of Directors’ Role in Risk Oversight

The Board of Directors oversees our risk management process. This oversight is primarily accomplished through the Board of Directors’ committees and management’s reporting processes, including receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial and strategic risks. The Audit Committee focuses on risks related to accounting, internal controls, and financial and tax reporting and related party transactions. The Audit Committee also assesses economic, business, and cyber security risks and monitors compliance with ethical standards. The Compensation Committee identifies and oversees risks associated with our executive compensation policies and practices.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file certain reports regarding ownership of, and transactions in, the Company’s securities with the Securities and Exchange Commission. These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of the copies of such forms and amendments thereto received by it, the Company believes that during the fiscal year ended September 30, 2025, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners have been met.

Code of Conduct and Ethics

The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers, and employees, including its principal executive officer, and principal financial officer, principal accounting officer or controller, or persons performing similar functions, as required by Item 406 of Regulation S-K and Nasdaq Listing Rule 5610. The Code of Ethics codifies the business and ethical principles that govern the Company's business. A copy of the Code of Ethics is available on the Company's website www.bridgeline.com. The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to its principal executive officer, principal financial officer or principal accounting officer) on its website. The Company’s website is not part of this proxy statement.

Insider Trading Policy and Procedures

The Company’s Board of Directors has adopted insider trading policies and procedures applicable to our directors, officers, and employees, and has implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the Nasdaq Stock Market listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K.

Pledging and Hedging Policies

Under the terms of the Company's Insider Trading Policy, executive officers and directors are prohibited from: (i) engaging in short sales of Company securities; (ii) trading in call or put options involving Company securities and other derivative securities; (iii) holding Company securities in a margin account; (iv) pledging Company securities to secure loans; (v) hedging or monetization transactions, or similar arrangements with respect to Company securities.

Executive Compensation Clawback Policy

The Company has adopted an executive compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers in the event of an accounting restatement, as required by the Dodd-Frank Act, SEC rules, and applicable Nasdaq listing standards.  This includes both time- and performance-based awards both being covered by the policy.

Communications with the Board of Directors

The Company encourages stockholder communications with the Board of Directors. Interested persons may directly contact any individual member of the Board of Directors by contacting Shareholder Relations, Bridgeline Digital, Inc., 229 7th Street – Suite 306, Garden City, New York 11530.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee assists the Board in the oversight of the audit of our consolidated financial statements and the quality and integrity of our accounting, auditing and financial reporting processes. The Audit Committee is responsible for making recommendations to the Board concerning the selection and engagement of independent registered public accountants and for reviewing the scope of the annual audit, audit fees, results of the audit and auditor independence. The Audit Committee also reviews and discusses with management and the Board such matters as accounting policies, internal accounting controls and procedures for preparation of financial statements. Our Audit Committee is comprised of Mr. Galaznik (Chair), Ms. Kahn and Mr. Ketslakh. Our Board has determined that each of the members of the Audit Committee meet the criteria for independence under the standards provided by the Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Audit Committee. A copy of such charter is available on the Company’s website, www.bridgeline.com. During fiscal 2025, the Audit Committee met four (4) times. Each member of the Audit Committee attended each such meeting. The Chairman of the Audit Committee was present at all meetings.

Our Board has also determined that Mr. Galaznik qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K and as an independent director as defined by the applicable Nasdaq listing standards.

Compensation Committee

The Compensation Committee evaluates the performance of our senior executives, considers the design and competitiveness of our compensation plans, including the review of independent research and data regarding compensation paid to executives of public companies of similar size and geographic location, reviews and approves senior executive compensation and administers our equity compensation plans. In addition, the Committee considers the tax and accounting treatment of the compensation it approves, including the deductibility limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Compensation Committee is comprised of Ms. Kahn (Chair), Mr. Galaznik and Mr. Ketslakh, all of whom are independent directors. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of such charter is available on the Company’s website, www.bridgeline.com. During fiscal 2025, the Compensation Committee met three (3) times and acted one (1) time by unanimous written consent.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee identifies candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the stockholders at each annual meeting. The Nominating and Governance Committee also annually assesses and reports to the Board on Board and Board Committee performance and effectiveness and reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its committees. A copy of such charter is available on the Company’s website, www.bridgeline.com. Our Nominating and Governance Committee is comprised of Mr. Ketslakh (Chair) and Ms. Kahn, each of whom are independent directors. During fiscal 2025, the Nominating and Governance Committee met two (2) times.

In evaluating director candidates, the Nominating and Governance Committee considers the following minimum qualifications: integrity and ethical character, sound business judgment, professional experience relevant to the Company’s business, the ability to devote sufficient time to Board duties, and independence as defined under Nasdaq listing standards (for non-management directors). The Committee also considers diversity of background, experience, and viewpoint among Board members, though it has not adopted a formal diversity policy. The Committee does not assign specific weight to any particular criteria but considers the overall composition of the Board in light of the Company’s current and anticipated needs.

Consistent with its charter, the Nominating and Corporate Governance Committee will review qualified candidates recommended by the Company's stockholders in light of the same criteria it applies to all other director candidates. A stockholder who wishes to recommend a candidate for the Nominating and Governance Committee's consideration should submit the recommendation in writing to the Secretary of the Company, Bridgeline Digital, Inc., 100 Sylvan Road, Suite G700, Woburn, Massachusetts 01801. The recommendation should include the candidate's name and biographical information, a description of the candidate's qualifications in light of the criteria described above, the number of shares of Common Stock beneficially owned by the recommending stockholder, and the candidate's written consent to be named as a nominee and to serve as a director if elected. To be considered for the next annual meeting of stockholders, a recommendation must be received within the time period specified under “Stockholder Proposals and Recommendations for Director” in this proxy statement.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success, and to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return. We seek to closely align the interests of our named executive officers with the interests of our stockholders, and our Compensation Committee regularly reviews named executive officer compensation to ensure such compensation is consistent with our goals.

At our 2025 Annual Meeting of Stockholders, our say-on-pay proposal received support from approximately 96% of the votes cast. The Board of Directors and the Compensation Committee value the opinions expressed by our stockholders through this advisory vote and consider the outcome of the vote as one factor in making executive compensation decisions.

In light of the strong stockholder support for our executive compensation program, the Compensation Committee determined that the Company's existing compensation philosophy, policies, and practices remain aligned with our stockholders' interests and did not make material changes to our executive compensation program solely as a result of the 2025 say-on-pay vote. However, the Compensation Committee continues to actively monitor stockholder feedback and assess our compensation practices. Each year, we perform investor outreach, in an effort to listen and better understand our stockholders’ perspectives regarding our executive compensation program. The Compensation Committee considered this stockholder feedback and the say-on-pay vote results in reviewing ongoing executive compensation and making compensation decisions for our named executive officers.

Among the actions taken by the Compensation Committee in response to stockholder feedback:

●	The 2025 Stock Plan included enhancements resulting from prior stockholder feedback, including a minimum one-year vesting requirement on awards.

●	We are weighting additional compensation increases more toward the target bonus level (variable compensation) than toward base salary (fixed compensation).

●	We are continuing to base the CEO's variable compensation on the level of achievement of quantitative performance metrics (revenue, bookings, and EBITDA), as well as a discretionary component based upon the achievement of strategic milestones, with a particular focus on leadership in the artificial intelligence space.

●	We retained an independent compensation consultant to advise our Compensation Committee on our executive compensation program, including assessment of compensation levels as compared to peer groups on a percentile basis.

We will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Frequency of Say-on-Pay Advisory Votes

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and Rule 14a-21 promulgated thereunder, we are required to provide our stockholders with the opportunity to cast an advisory vote on named executive officer compensation (a “say-on-pay” vote) and, separately, an advisory vote on the frequency with which such say-on-pay votes are held. At our 2022 Annual Meeting of Stockholders, our stockholders recommended, on an advisory basis, that the Company hold say-on-pay advisory votes on an annual basis. The Board of Directors considered the results of this vote and determined to hold say-on-pay advisory votes every year, consistent with the stockholders’ recommendation. Accordingly, we are submitting the say-on-pay advisory vote (Proposal 2) at this Annual Meeting and expect to continue to submit the say-on-pay advisory vote to our stockholders on an annual basis. The next required advisory vote on the frequency of say-on-pay votes is expected to be held at our 2028 Annual Meeting of Stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Bridgeline Digital, Inc. (the “Company”), approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the accompanying tabular disclosure regarding named executive officer compensation and the corresponding narrative disclosure and footnotes.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

Vote Required

This Say-on-Pay vote is a non-binding, advisory vote. You are entitled to vote “for,” “against,” or “abstain” on this proposal. Under Section 216(2) of the DGCL and our Amended and Restated Bylaws, the approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the matter. Abstentions are counted as shares present and entitled to vote on the matter. Because the vote standard is based on a majority of shares present and entitled to vote, an abstention has the same practical effect as a vote “against” this proposal. The advisory vote on executive compensation is a “non-routine” matter under Nasdaq rules. Brokers who have not received voting instructions from beneficial owners may not vote on this proposal. Broker non-votes are not counted as shares present and entitled to vote on the matter and will have no effect on the outcome of this vote.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote “FOR” the advisory resolution above, approving of the compensation paid to the Company’s named executive officers.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

PKF O’Connor Davies, LLP (“PKF”) has acted as the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2025 and 2024. Neither the Company’s bylaws nor the governing documents or law require stockholder ratification of the selection of PKF as the Company’s independent registered public accounting firm. However, this proposal is being submitted as a matter of good corporate practice. If the stockholders do not ratify PKF, the appointment of another firm of independent certified public accountants may be considered by the Company’s Audit Committee. Even if PKF is ratified, the Company’s Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that doing so is in the best interests of the Company and its stockholders.

During the fiscal years ended September 30, 2025 and September 30, 2024, neither the Company, nor any party on behalf of the Company, consulted with PKF regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the audit opinion that might be rendered regarding the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that PKF concluded was an important factor considered by the Company in deciding on any accounting, auditing or financial reporting issue, or (b) any matter subject of any “disagreement” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Upon the recommendation of the Audit Committee, the Board of Directors appointed PKF to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2026, and hereby recommends that the stockholders ratify such appointment.

As previously stated, the Board may terminate the appointment of PKF as the Company’s independent registered public accounting firm without the approval of the Company’s stockholders whenever the Board of Directors deems such termination necessary or appropriate.

Representatives of PKF will be present at the Annual Meeting or available by telephone and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

The table below shows the aggregate fees that the Company paid or accrued for the audit and other services provided by PKF for the fiscal years ended September 30, 2025 and September 30, 2024.  The Company did not engage its independent registered public accounting firm during either of the fiscal years ended September 30, 2025 or September 30, 2024 for any other non-audit services.

Type of Service	Amount of Fee for Fiscal Year Ended
	September 30,	September 30,
	2025	2024
Audit Fees	$234,100	$242,300
Audit-Related Fees	—	—
Tax Fees	—	—
Total	$234,100	$242,300

Audit Fees. This category includes fees for the audits of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category consists of audits performed in connection with certain acquisitions.

Tax Fees. This category consists of professional services rendered for tax compliance, tax planning and tax advice.

There were no other fees paid or accrued to PKF during the fiscal years ended September 30, 2025 or September 30, 2024.

Audit Committee Pre-Approval Policies and Procedures.

Before an independent public accounting firm is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee. Our Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and non-audit related services by our independent registered public accounting firm. During our fiscal year ended September 30, 2025, no services were provided to us by our independent registered public accounting firm other than in accordance with the pre-approval procedures described herein.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee consists of three independent directors, all of whom are “independent directors” within the meaning of the applicable rules of the SEC and Nasdaq’s listing standards. The Audit Committee’s responsibilities are as described in a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.bridgeline.com.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2025 with management and with the Company’s independent registered public accounting firm, PKF O’Connor Davies, LLP. The Audit Committee has discussed with PKF O’Connor Davies, LLP the matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from PKF O’Connor Davies, LLP required by the Public Company Accounting Oversight Board in Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with PKF O’Connor Davies, LLP its independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2025 be included in the Company’s Annual Report on Form 10-K for filing with SEC.

Submitted by the members of the Audit Committee:

- Kenneth Galaznik, Chairman

- Joni Kahn

- Michael Ketslakh

The information contained above under the caption “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

Vote Required

Under Section 216(2) of the DGCL and our Amended and Restated Bylaws, the ratification of PKF requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the matter. Abstentions are counted as shares present and entitled to vote on the matter. Because the vote standard is based on a majority of shares present and entitled to vote, an abstention has the same practical effect as a vote “against” this proposal. The ratification of the Company's independent registered public accounting firm is considered a “routine” matter. Brokers who have not received voting instructions from beneficial owners may exercise discretionary authority to vote on this proposal. Accordingly, there will be no broker non-votes on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote “FOR” the ratification of PKF O’Connor Davies, LLP as our independent auditors for the fiscal year ending September 30, 2026.

Other Matters

The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials, please notify your broker or direct a written request to the Company at 229 7th Street – Suite 306, Garden City, New York 11530. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

Stockholder Proposals and Recommendations for Director

In accordance with the rules established by the SEC, any stockholder of the Company who wishes to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be considered for inclusion in the Company’s proxy statement for such meeting must deliver such proposal in writing to the Company no later than 120 days before the anniversary of this proxy statement. Such proposals should be mailed to: Secretary, Bridgeline Digital, Inc., 100 Sylvan Road – Suite G700, Woburn, MA 01801, on or before April 9, 2027. To be included in the Company’s proxy statement, the proposal must comply with the applicable requirements established by the SEC, our Bylaws, and Delaware Law.

Stockholders wishing to submit proposals to be presented at the next annual meeting or nominate individuals to our Board of Directors must comply with the respective submission requirements and deadlines set forth in our Bylaws. To be considered timely, a stockholder proposal must generally be received by our corporate secretary at our principal executive offices not before May 20, 2027 or after June 19, 2027. With respect to other stockholder proposals, management will be able to vote proxies in its discretion if the Company does not receive notice of the proposal prior to the close of business on June 19, 2027.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than the Company’s nominees) must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 19, 2027.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND THEN VOTE BY INTERNET, TELEPHONE OR MAIL AS PROMPTLY AS POSSIBLE.  VOTING PROMPTLY WILL SAVE US ADDITIONAL EXPENSE IN SOLICITING PROXIES AND WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

By order of the Board of Directors,

/s/ Joni Kahn
Joni Kahn
Chairperson of the Board of Directors

2026 ANNUAL MEETING OF STOCKHOLDERS OF

BRIDGELINE DIGITAL, INC.

September 17, 2026

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today at equiniti.com/us/ast-access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card and Annual Report on Form 10-K are available at www.bridgeline.com/investor-relations

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

10030300000000000000 7 091726

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR THE NOMINEE" IN PROPOSAL 1 AND "FOR" PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the following nominee as director:

NOMINEE:

☐ FOR THE NOMINEE — Brandon Ross

☐ WITHHOLD AUTHORITY FOR THE NOMINEE

This Proxy is solicited on behalf of the Board of Directors, and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR THE NOMINEE in Proposal 1 and FOR Proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BRIDGELINE DIGITAL, INC.

100 Sylvan Road, Suite G-700

Woburn, Massachusetts 01801

The undersigned, revoking all proxies, hereby appoints Roger E. Kahn and Thomas R. Windhausen and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Bridgeline Digital, Inc. (the "Company") which the undersigned would be entitled to vote if present at the 2026 Annual Meeting of Stockholders of the Company to be held on September 17, 2026, at 9:30 A.M. at the Company's New York office located at 229 7th St, Suite 303, Garden City, New York, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and the Company's Annual Report.

(Continued and to be signed on the reverse side)

1.1 14475

BRIDGELINE DIGITAL, INC.

at 229 7th St., Suite 303, Garden City, New York 11530

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before September 3, 2026.

Please visit www.bridgeline.com/investor-relations, where the following materials are available for view:

- Notice of Annual Meeting of Stockholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

TO REQUEST MATERIAL:

TELEPHONE: 1-888-Proxy-NA (1-888-776-9962) or +1-201-299-6210 worldwide

E-MAIL: helpAST@equiniti.com

WEBSITE: us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE:

ONLINE: To access your online proxy card, please visit **www.voteproxy.com** and follow the instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com until 11:59 P.M. Eastern Time the day before the meeting.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **+1-201-299-4446** worldwide from any touch-tone telephone and follow the instructions. Have this notice available when you call.

MAIL: You may request a card by following the instructions above.

1. To elect the following nominee as director.

   NOMINEE: Brandon Ross

Please note that you cannot use this notice to vote by mail.

This Proxy is solicited on behalf of the Board of Directors, and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR Proposals 1, 2 and 3.